Exhibit 10.1
Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is not material and is the type of information that the registrant treats as private or confidential.
Intercompany Administrative Services Agreement
This INTERCOMPANY ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is entered into on April 11, 2024 to be effective from January 1, 2024 (the “Effective Date”), by and among UpHealth, Inc., a Delaware corporation (the “Company”) providing services as set forth in Section 1, and TTC Healthcare, Inc., a Delaware corporation and an affiliate of the Company (the “Service Recipient”) receiving such services. Each of the Company and the Service Recipient are sometimes referred to individually herein as a “Party” and collectively as the “Parties”.
WHEREAS, the Service Recipient is a wholly-owned indirect subsidiary of the Company; and
WHEREAS, the Service Recipient wishes to engage the Company to provide certain management and administrative support services on the terms set out herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Service Recipient hereby agree as follows:
1.Provision of Services.
1.1Agreement to Provide Services. Upon the terms and subject to the conditions contained herein, the Company hereby agrees to provide to the Service Recipient the services (“Administrative Services”) set forth in Section 1.2. Each of the Administrative Services shall be provided and accepted in accordance with the terms, limitations, and conditions set forth herein.
1.2Scope of Services. The Administrative Services provided under this Agreement shall include the following, provided, that such Administrative Services may be amended by mutual written agreement of the Parties:
(a)Legal. Legal services include drafting and reviewing contracts, agreements and other documents, legal consultation and opinions, maintaining corporate books and records, litigation management, public company and regulatory compliance, and structuring and other advice for mergers and acquisitions.
(b)Corporate Governance. Corporate governance services include advice and services of management and the board of directors in support of corporate, transactional and compliance functions and establishment of corporate governance policies.
(c)Tax. Tax services include tax support and tax compliance services as may be necessary to ensure that the Service Recipient complies with applicable tax laws and tax consulting services relating to research and planning.
(d)Accounting and Financial Statements/Periodic Reports. Accounting services include accounting support services to assist in the maintenance of a system of accounting for the Service Recipient and the preparation of audited and unaudited balance sheets, statements of operations and statements of cash flows.
(e)Treasury. Treasury services include managing cash balances, including the investment of excess cash, the credit card program and the relationship with banks and financial advisors.
(f)Financial Planning and Analysis. Financial planning and analysis services include preparation of annual budgets, periodic reforecasts, monthly variance reports and other ad hoc analyses.

(g)Human Resources (“HR”). HR services include advice and establishment of policies for employee compensation and benefits, termination or implementation of compensation and benefits packages and development and implementation of compensation philosophy and goals.
(h)Information Security and Compliance. Information security and compliance services include advice and establishment of policies for privacy and information security, development, implementation and management of compliance programs and support of privacy and information security compliance functions.
(i)Insurance Management. Insurance services include evaluation of insurance needs, policies and risks, management of brokers, placement of coverages, supervision over claims, and support of compliance functions.
1.3Standard of Care. In providing the Administrative Services hereunder, the Company will     exercise the same degree of care as it has historically exercised in providing such services to its affiliates prior to the date hereof.
2.Administrative Services Fee. The Service Recipient shall pay to the Company as an intercompany cash transfer or as otherwise agreed by the Parties, a monthly fee for all charges, costs and expenses incurred by the Company in providing the Administrative Services (the “Administrative Services Fee”). On a monthly basis, the Administrative Services Fee shall be estimated in accordance with the arm’s length principle as set forth in the final regulations under the Internal Revenue Code Section 482. The Administrative Services Fee shall be trued-up on a regular basis mutually agreed by the Parties, which shall occur at a minimum at least once in any calendar year. The first four monthly payments of the Administrative Services Fee for the four-month period that commences on the Effective Date shall be made as a single lump sum no later than 5 calendar days following the date hereof, and each monthly payment of the Administrative Services Fee thereafter shall be made no later than 5 calendar days following the first day of each month that commences during the Term (as defined below).
3.Authority. Each Party warrants to the other Party that: (a) it has the requisite corporate authority to enter into and perform this Agreement; (b) its execution, delivery, and performance of this Agreement have been duly authorized by all requisite corporate action on its behalf; (c) this Agreement is enforceable against it; and (d) it has obtained all consents or approvals of governmental authorities that are conditions to its entering into this Agreement.
4.Taxes.
4.1Sales Tax. The Service Recipient will be liable for and will reimburse the Company or pay, as applicable, any applicable sales, value added or similar taxes with respect to the Administrative Services provided pursuant to this Agreement. The Service Recipient will not be responsible for any other taxes, assessment, duties, permits, tariffs, fees or other charges of any kind, including, but not limited to, taxes based on the Company’s income or equity and withholding taxes imposed on the Company.
4.2Withholding Tax. If the Service Recipient is required to withhold from any amount owed to the Company for which the Company is responsible, the amount withheld shall be subtracted from the amount owed by the Service Recipient and the Company will receive the amount remaining after the tax withheld.
5.Accounting. The Company shall maintain accounting records of all services rendered pursuant to this Agreement and such additional information as the Service Recipient may reasonably request for purposes of their internal bookkeeping and accounting operations.
6.Indemnification. The Service Recipient shall indemnify, defend, and hold harmless the Company, its affiliates, officers, directors, employees, agents, and representatives from and against any and all losses, liabilities, claims, damages, actions, fines, penalties, expenses or costs (including court costs and reasonable attorneys’ fees)

(“Losses”) suffered or incurred by the Company relating to any claim of a third party arising from or in connection with the Company’s performance or non-performance of any covenant, agreement or obligation of the Company hereunder, other than by reason of the Company’s gross negligence, willful misconduct or bad faith. This Section 6 shall survive any termination or expiration of this Agreement.
7.Limitation of Liability. Notwithstanding any other provision of this Agreement and except for liability caused by the Company’s gross negligence, willful misconduct or bad faith, (i) no Party nor their respective directors, officers, employees, and agents, will have any liability to any other Party, or their respective directors, officers, employees and agents, whether based on contract, warranty, tort, strict liability, or any other theory, for any indirect, incidental, consequential, or special damages, and (ii) the Company, as a result of providing an Administrative Service pursuant to this Agreement, shall not be liable to any other Party for more than the cost of the Administrative Services related to the claim or damages.
8.Term and Termination.
8.1Term of Services. This Agreement shall remain in effect until such time as it has been terminated as to all Administrative Services in accordance with Section 8.2 below (the “Term”).
8.2Termination. Either Party may terminate this Agreement at any time, either with respect to all, or with respect to one or more, of the Administrative Services provided hereunder by providing at least 30 days prior notice to the other Party. In the event of any termination with respect to one or more, but less than all, of the Administrative Services, this Agreement shall continue in full force and effect with respect to any Administrative Services not terminated in accordance with this Section 8.2.
9.General Provisions.
9.1Assignment. The Service Recipient shall not assign or transfer its rights and obligations hereunder in whole or in part without the prior written consent of the Company.
9.2Successor and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.
9.3Amendments. No amendment to this Agreement shall be effective unless it is in writing and signed by the Company and the Service Recipient to be bound by the proposed amendment.
9.4No Third-Party Beneficiaries. Except for the right of the Company’s affiliates, officers, directors, employees, agents and representatives to enforce their rights to indemnification under Section 6, this Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
9.5Cooperation. The Service Recipient will provide all information that the Company reasonably requests for performance of services pursuant to this Agreement, and the Service Recipient will cooperate with any reasonable request of the Company in connection with the performance of services pursuant to this Agreement.
9.6Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same instrument.
9.7Severability. If any term or provision of this Agreement is determined to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
9.8Governing Law. This Agreement, including all exhibits, schedules, attachments and appendices hereto, and all matters arising out of or relating to this Agreement, are and shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.
9.9Waiver. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
9.10Notices. All correspondence or notices required or permitted to be given under this Agreement shall be in writing, in English and addressed to the other Party at its address set out below (or to any other address that the receiving Party may designate from time to time). Each Party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), e-mail (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party and (b) if the party giving the Notice has complied with the requirements of this Section 9.10. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.10):

If to the Company:	14000 S. Military Trail, Suite 203 Delray Beach, FL 33484 E-mail: [***] Attention: Jay W. Jennings
If to the Service Recipient:	14000 S. Military Trail, Suite 203 Delray Beach, FL 33484 E-mail: [***] Attention: Martin S.A. Beck
9.11Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Company and the Service Recipient with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.
(signature page follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above.

UPHEALTH, INC.

By: /s/ Jay W. Jennings
Name: Jay W. Jennings
Title: Chief Financial Officer

TTC HEALTHCARE, INC.

By: /s/ Martin S.A. Beck
Name: Martin S.A. Beck
Title: Chief Executive Officer